EXHIBIT 8.1

March 24, 2006
(tax opinion)

Board of Directors
Franklin Financial Services Corporation
20 South Main Street
P. O. Box 6010
Chambersburg, PA 17201-0819

Ladies and Gentlemen:

        We have been requested to provide this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the "Merger") pursuant to which Fulton Bancshares Corporation, a Pennsylvania corporation ("Fulton"), will merge with and into Franklin Financial Services, a Pennsylvania corporation ("Franklin"). The Merger is further described in and will be in accordance with the Securities and Exchange Commission Form S-4 Registration Statement initially filed by Franklin on March 24, 2006, and as the same shall be amended (the "S-4 Registration Statement"), and the Agreement and Plan of Merger, dated as of January 23, 2006 between the parties (the "Merger Agreement"). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

        The Merger is structured as a statutory merger with Franklin surviving the Merger, for the consideration payable to Fulton shareholders as described in Section 1.02 of the Merger Agreement. In connection with the Merger, Franklin desires to merge Fulton County National Bank and Trust Company, a national bank and wholly owned subsidiary of Fulton ("FCNB") into Farmers and Merchants Trust Company of Chambersburg, a Pennsylvania bank and trust company and wholly owned subsidiary of Franklin ("F&M Trust"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

        We have acted as counsel to Franklin in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

  1.
  the S-4 Registration Statement;

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  2.
  the Merger Agreement;

  3.
  such other instruments and documents related to Franklin, Fulton and their affiliated companies as we have deemed necessary or appropriate.

        In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

  1.
  original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

  2.
  any factual representation or statement made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

  3.
  the Merger will be consummated pursuant to the Merger Agreement;

  4.
  at all relevant times prior to and through the Effective Date, (i) Franklin has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Franklin does not have a plan or intention, directly or through a related party, to acquire any Franklin stock issued in the Merger other than pursuant to a share repurchase program described in Revenue Ruling 99-58; (iii) the payment in lieu of fractional shares is solely for purposes of avoiding the expense and inconvenience of issuing fractional shares and no Fulton shareholder will receive a cash payment in lieu of fractional shares in an amount equal to or greater than the value of a full share of Fulton common stock; and (iv) that the historic business assets constituting "substantially all" of the assets of Fulton and FCNB will continue to be used in the banking business post Merger by Franklin and F&M Trust, other than assets sold or transferred in the ordinary course of business or upon consolidation of operations within entities of Franklin's control group.

  5.
  at all relevant times prior to and through the Effective Date, (i) Fulton has not taken or agreed to take any action that could reasonably be expected to

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prevent the Merger from constituting a "reorganization" under Section 368 of the Code; (ii) no outstanding indebtedness of Fulton has represented or will represent equity for tax purposes; (iii) no outstanding equity of Fulton has represented or will represent indebtedness for tax purposes; (iv) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Fulton common stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; (v) that the assets of Fulton and FCNB are the historic assets used in the historic business of Fulton and FCNB prior to the Merger; (vi) that the assets of Fulton transferred in the Merger and to be used by Franklin constitute "substantially all" of Fulton's assets within the meaning of Section 368 of the Code; (vii) that the assets of FCNB transferred in the subsidiary merger constitute "substantially all" of FCNB's assets within the meaning of Section 368 of the Code; and (viii) that Fulton has not been a party to or involved in a tax-free spin-off or similar transaction under Code Section 355 within the last three years.

        Based on the foregoing, and subject to the qualifications and assumptions set forth herein, and assuming the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that, under present United States federal income tax law:

  1.
  The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

  2.
  Franklin and Fulton will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

  3.
  No gain or loss will be recognized by Franklin or Fulton as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

  4.
  Each Fulton shareholder who receives solely Franklin common stock in the exchange for the shareholder's shares of Fulton common stock will not recognize any gain on the exchange.

  5.
  Each Fulton shareholder who receives Franklin common stock and cash in exchange for the shareholder's shares of Fulton common stock will recognize the gain, if any, realized by the shareholder, as ordinary income

March 24, 2006

  or capital gain, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

  6.
  Each Fulton shareholder's aggregate tax basis in any shares of Franklin common stock received in the transaction will be the same as the aggregate tax basis of the shares of Fulton common stock the Fulton shareholder surrendered in exchange therefore, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

  7.
  Each Fulton shareholder's holding period in any shares of Franklin common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Fulton common stock surrendered in exchange therefore were held.

        Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

        As you are aware, no ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the service or that a court considering the issues would not hold otherwise.

        This opinion is being delivered to, and for the benefit of, the Board of Directors of Franklin and the shareholders of Franklin and Fulton, in order to express our opinion as to the material United States federal income tax consequences of the Merger.

March 24, 2006

        We express no opinion as to the United States federal income tax consequences of the Merger to shareholders subject to special treatment under United States federal income tax laws (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of Fulton common stock in qualified retirement plans or programs, persons who acquired their shares of Fulton common stock as compensation and persons who hold shares of Fulton common stock as part of a hedge, straddle, conversion or constructive sale transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the income tax.

        In addition, to ensure compliance with requirements imposed by the Treasury Department and the Service on written tax opinions pursuant to Circular 230, the final tax opinion delivered to the parties at Closing will include the following disclaimer: we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code. Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein then all such taxpayers, other than the recipient hereto, that reviews this information, should seek advice based upon that taxpayer's circumstances from an independent tax advisor with respect to any federal tax or transaction matter discussed herein.

        We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,
/s/ Rhoads & Sinon LLP